Exhibit 10.7

Agreement No.: H K B S-20220100109

The International Cargo Transport Agent Settlement Agreement

Party A: Chengtian International Supply Chain (Shenzhen) Co., LTD

Address: 1805, Qianhai Xiangbin Building, No.18, West Free Trade Street, Nanshan Street, Qianhai Shenzhen-Hong Kong Cooperation Zone, Shenzhen

Party B: BEST GLOBAL SUPPY CHAIN LIMITED

Address: Flat / RM5065 / F Beverley Commercial Centre87-105 Chatham Road South Tsim Sha Tsui KL

Party A and Party B, on the basis of voluntary mutual benefit and friendly cooperation and in accordance with the Civil Code of the Peoples Republic of China, the Civil Aviation Law of the Peoples Republic of China and other relevant laws and regulations and relevant international conventions, reach the following agreement on matters related to air cargo transport agency business:

Article 1. Authorized and entrusted project

Party B accepts party A to entrust all or part of the following business (both parties to the entrusted project agree in the form of power of attorney)

1. Order booking to the airline

2. Prepare relevant documents on behalf of Party A

3. Customs declaration, inspection, packing, and board making on behalf of Party A.

4. Other businesses related to air transport export, etc

Article 2. Rights and Obligations of both parties

1. Both parties shall comply with all the regulations of the Customs and the carrier.

2. In the conclusion of the contract, both parties shall provide each other with a copy of the business license affixed with the official seal, and promise that the contract information and the license certificate provided are true and valid.

3. Party A entrusts Party B to book the cabin on its behalf. Party A shall provide Party B with the consignment letter stamped with the official seal of Party A before submitting the goods, and provide complete customs declaration, inspection declaration, power of attorney, sales form and a series of other customs clearance documents of ports and transit places, and ensure the completeness of the documents when receiving the goods. If the power of attorney by email is not stamped, Party B shall be deemed to have the same effect as the seal, and Party A shall also bear all the entrusted responsibilities. If party A needs to be changed or cancelled, Party A shall timely notify Party B in writing and confirm the operation with Party B so that Party B can make corresponding adjustments. All expenses caused by party As change or cancellation of cabin booking shall be borne by Party A, such as cabin loss fee, operation fee, etc.

4. According to the regulations of the airline, the airline shall not be responsible for the loss or omission of the random documents, and Party A shall decide to deliver the documents randomly or by itself. If party B needs to entrust party B to send it randomly, Party B shall be obliged to deliver it to the airline company, but shall not be responsible for any loss or omission in the delivery process.

5. Party A shall operate independently in its own name, and the debts and expenses incurred in the process of external business shall be borne by it itself and have nothing to do with Party B. Without the consent of Party B, party B shall not be employed in the name of its agent (or representative, office) Documents or articles marked with party Bs company shall not be used in the course of business operation. Relevant losses caused by Party A or a third party shall not be indirectly or directly transferred to Party B or the carrier, and Party B and the carrier shall not bear any liability or losses.

Page 1 of 6	Scan Almighty King created

Agreement No.: H K B S-20220100109

6. Party A shall strictly abide by the relevant regulations of the customs on customs clearance, transfer and supervision of the export goods, strictly abide by the relevant regulations of the quarantine authorities on the inspection and quarantine of the export goods, and be responsible for the legality and safety of the export goods. Party A shall also be responsible to assist Party B or a third party to solve the relevant entry and exit problems. Party A shall guarantee the legality of the exported goods and comply with the relevant provisions of the laws and regulations of the country of shipment, of the country of transit, the country of arrival or the region. Party a shall guarantee that entrust party b to handle export goods shall not be with any dangerous goods, explosives, inflammable, drugs, arms, pornography, infringing articles and other items in violation of the provisions of the exporting country (region) customs and party b does not accept the goods (to the list of goods), otherwise all the consequences are borne by party a (such as customs goods, fines, confiscated goods, returned freight, etc.), at the same time, party a shall also compensate party b for any fines, claims, damage, costs and expenses.

7, party a shall timely provide complete, qualified report (transfer), inspection documents, when entrust party b customs declaration shall provide complete data customs declaration bill, and the correctness of the data and report (transfer), the legitimacy of the inspection documents, such as documents and documents in error, documents are not complete, the goods, delay, customs goods, fines, confiscated goods, returned freight, etc.), party a shall also compensate party b for any fines, claims, damage, cost and expenses. Party A shall pay the customs declaration, inspection agency fees and other fees payable by Party A according to the fee standards agreed by both parties.

8. Party A shall sign large, overweight, fragile, leaky items and other special goods or other special operation requirements, and shall make obvious and detailed instructions, warning signs or labels in the power of attorney in advance, and provide Party B with necessary storage and transportation technical data and necessary government approval documents. For special packaging and reinforcement, Party A shall bear the corresponding expenses. If Party A fails to provide written writing, Party B shall be deemed to be the operation of the goods and party A shall be responsible for any loss of the goods.

9, party a shall ensure that the delivery of the goods packing suitable for transportation, effectively protect the goods, intact, and in the process of transportation is not damage or pollute the aircraft, equipment and other items, otherwise the goods damage or loss, or the transport tools, equipment and other items losses and responsibility full compensation and bear by party a.

10. Party B shall conduct acceptance inspection of the goods delivered by Party A to the warehouse or extracted by Party B to the place designated by Party A. The acceptance items include but are not limited to the product name, specification, quantity, outer packaging status of the goods and the obvious quality status without unpacking or unpacking. The name, specification and quantity of the goods in the package shall be subject to the mark on the outer package or the goods. Bulk goods shall be checked and accepted in accordance with the relevant state regulations. After the acceptance inspection, Party B shall sign on the delivery / delivery order for confirmation, and both parties shall handle the handover procedures according to the acceptance inspection.

11. Party A shall pay all the fees payable to Party B on time and in full amount.

12. During the term of this contract, the confidentiality principle shall be strictly observed. Party As quotation, fee standard, business operation process, etc

Page 2 of 6 pages	Scan Almighty King created

Agreement No.: H K B S-20220100109

Relevant information obtained by Party B shall be kept confidential. Without the permission of Party B, Party A has no right to disclose the above information to a third party. Article 3 Fees and settlement

1. Settlement method:

☑	monthly ☐ ticket

2. Settlement standards

(1) Party B shall charge Party A according to the quotation content or email notification or notification of relevant communication tools. If (2) Party B generates other expenses to be paid by Party A in the process of providing services, and Party B advances the expenses according to Party As instructions, Party A shall pay the expenses together in the settlement.

(2) Without the written consent of Party B, Party A shall not withhold or deduct the freight and related expenses. If Party A withholds the freight without the consent of the party B, or delays the payment of the freight for any reason, Party B may seize Party As goods without notifying Party A, Sue Party A, and collect liquidated damages according to the standard of 50.000 / day of the outstanding amount.

(3) Party B shall set a credit limit of HK $10,000 for the business entrusted by Party A. If there are other settlement methods, both parties shall negotiate amicably and make additional supplements.

(4) Party A shall pay the freight and related fees to Party Bs account on time. Collection name: BEST GLOBAL SUPPY CHAIN LIM ITED

Company address: Flat / RM 5065 / F Beverley Commercial Centre 87-105 Chatham Road South

TsimSha Tsui KL

Bank name:

Receipt Account number:

BANKCODE:

SWFTCODE₁

Bank address:

(5) Above the settlement fee of Hong Kong dollars.

(6) 3. Settlement period:

(1) if the monthly settlement, party b shall be in a month before the 5 will last month 1 to 31 cost settlement list to party a, party a shall be written review within 5 working days after receipt, if party a period not confirmed, as party a without objection, party b may according to the settlement list amount issued form results or bill. Party A shall pay the freight and all other related expenses to Party B according to the formal invoice or bill amount before the 25th of each month.

Page 3 of 6	Scan Almighty King created

Agreement No.: H K B S-20220100109

(2) If Party B issues the freight bill and delivers the bill to Party A, Party A shall review and confirm in writing. If Party A fails to confirm the receipt, party A shall be deemed to have no objection and Party B may issue a formal invoice or bill according to the amount of the bill. Party A shall work within three working days after the verification and confirmation. Pay the cleaning fee and all other related expenses to Party B according to the amount of the proforma invoice or bill.

(5) If Party A finds any mistake or misconduct in the proforma invoice or bill of Party B, it shall notify Party B within 3 working days after receiving the proforma invoice.

(6) If Party A fails to pay the freight and other related expenses within the time limit set herein, it shall pay party B liquidated damages of 0005 of the unpaid expenses per day.

Article 4 Relevant laws are relevant

1. The goods entrusted by Party A to Party B shall be borne by Party A or the consignee after the goods are signed by Party A or the consignee. Party B shall exercise care in performing the duties of a freight forwarder. If Party A or the consignee finds that the goods are damaged, short or lost, it shall submit to the carrier and obtain a written damage certificate from the carrier or authority.

2. For the loss caused by Party Bs fault, Party A shall submit a written claim to Party B within 14 days upon receipt of the goods. Party B shall accept the claim in accordance with the cargo compensation limit standard of the Civil Aviation Law of the Peoples Republic of China and the Warsaw Convention and bear the corresponding liability for compensation. If Party A fails to file a claim within the time limit, party A shall be deemed to have no objection to the received goods. The limit of claims for various circumstances shall be subject to the back clause of the air waybill (master or subdivision). If the back clause is not or not applicable, it shall be subject to the relevant rules of the International Freight Forwarders Association (i. e. "IATA").

3. Any claim should be handled separately as an individual event. Neither party shall solve the problem by means of arrears, refusal to pay or deduct freight. In case of such event, the cooperation agreement shall be regarded as cancelled and in arrears. The party who refuses to pay or deduct shall bear all losses, compensate the other party for all losses and unconditionally pay all expenses incurred by the other party (including but not limited to legal costs, preservation fees, notary fees and attorneys fees).

4. Party B shall not bear any indirect loss caused by goods damage or delay. Party B shall not be liable for any loss or damage caused by reasons beyond Party Bs control. These reasons include but are not limited to: defects or features inherent in the goods (whether Party B knows them or not); acts or omissions of employees other than employees or persons without contractual relationship with Party B (e. g., sender, Consignee, third party, customs or other government department); force majeure, such as earthquake, tornado, storm, flood, fog, war, air crash or embargo, etc., riot or civil disturbance; labor events; natural or natural loss of the goods, or the fault of the agent or the damage of the goods caused by the customs and inspection agencies, Party B shall not pay the damages.

Page 4 of 6	Scan Almighty King created

Agreement No.: H K B S-20220100109

Article 5 Entry into force of the agreement

1. This Agreement shall be valid for one year. It is valid from October 1, 2022 to September 30, 2023. If no party proposes the termination opinion after the expiration, it shall be extended for one year.

2. This Agreement and the quotation constitute the only contract between the parties A and Party B with respect to the matters hereof, which replaces the oral agreement or written agreement, agreement, contract, contract, memorandum reached by the parties

3. During the term of this agreement, if one party requests to terminate the agreement in advance, it shall notify the other party in writing at least one month in advance. With the consent of the other party, both parties shall check the freight and settle all the expenses payable.

4. After the termination or termination of this Agreement, both parties shall still bear all obligations and rights that should be performed herein but have not been performed.

5. This Agreement and its annexes shall come into force after being signed in writing by the legal representatives or authorized representatives of both parties and stamped with the company or seal or official seal of the Company in accordance with the registration practices of the parties. They shall be made in duplicate, with each party holding one copy. A copy of the business license of both parties shall be an integral part of this Agreement.

Article 6 Application of law and dispute resolution

1. Party A and Party B agree that this Agreement shall be subject to the laws of the Peoples Republic of China, and shall apply to the international conventions, treaties and practices with the participation of the Government of the Peoples Republic of China. Under the condition of air transport, if the final destination or destination of the shipped goods is not in the shipping country, the Montreal Convention, Warsaw Convention and their amendments shall apply to the international transportation of the goods under this Agreement, which are used to limit the responsibilities of Party B for the destruction, loss, damage and delay of the goods shipped by Party A.

2. In case of any dispute arising from the performance of this Contract, both parties shall actively negotiate amicably. If no agreement can be reached through negotiation, the people where Party B is located

Page 5 of 6	Scan Almighty King created

Agreement No.: H K B S-20220100109

LIMITED

Signature:

seal

date:

Page 6 of 6	Scan Almighty King created